EXHIBIT 5.1
April 20, 2006
Goodrich Petroleum Corporation
808 Travis Street, Suite 1320
Houston, Texas 77002
Re:    Registration Statement on Form S-3 (the “Registration Statement”)
Ladies and Gentlemen:
     We have acted as counsel for Goodrich Petroleum Corporation, a Delaware corporation (the “Company”), with respect to certain legal matters in connection with the registration by the Company, under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale of up to 2,250,000 shares of 5.375% Series B cumulative convertible preferred stock of the Company, par value $1.00 per share (the “Series B Preferred Stock”), and shares of common stock of the Company, par value $.20 per share, issuable upon conversion of the Series B Preferred Stock (the “Common Stock”). The Series B Preferred Stock and Common Stock will be offered for the accounts of the respective holders.
     In connection with rendering the opinions hereinafter set forth, we have examined (i) the Restated Certificate of Incorporation of the Company, as amended; (ii) the Bylaws of the Company, as amended and restated; (iii) the Registration Statement; (iv) the Certificate of Designation of the Series B Preferred Stock (the “Certificate of Designation”); (v) resolutions of the board of directors of the Company and (vi) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed. In addition, we reviewed such questions of law, as we considered appropriate.
     In connection with rendering the opinions set forth below, we have assumed that (i) all information contained in all documents reviewed by us is true and correct, (ii) all signatures on all documents examined by us are genuine, (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents, (iv) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective, and (v) all Series B Preferred Stock and Common Stock will be sold in compliance with applicable federal and state securities laws and in the manner specified in the Registration Statement and the applicable Prospectus Supplement.

Vinson & Elkins LLP Attorneys at Law Austin Beijing Dallas Dubai Houston London Moscow New York Shanghai Tokyo Washington	First City Tower, 1001 Fannin Street, Suite 2300, Houston, TX 77002-6760 Tel 713.758.2222 Fax 713.758.2346 www.velaw.com

April 20, 2006 Page 2
     Based on the foregoing, and subject to the assumptions, qualifications, limitations, and exceptions set forth herein, we are of the opinion that:
(1)	the Series B Preferred Stock is validly issued, fully paid and nonassessable; and

(2)	the Common Stock, when issued, will be validly issued, fully paid and nonassessable.
     The foregoing opinions are limited to the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws) and the federal laws of the United States of America and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.
Very truly yours,
/s/ Vinson & Elkins L.L.P.